N / E / W / S     R / E / L / E / A / S / E

June 6, 2012

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com/

SOURCE: First Merchants Corporation, Muncie, Indiana

FIRST MERCHANTS CORPORATION ELECTS MICHAEL R. BECHER TO ITS BOARD OF DIRECTORS

First Merchants Corporation, a $4.2 billion dollar financial holding company, has elected Michael R. Becher to the Boards of Directors for First Merchants Corporation and First Merchants Bank, N.A.  As a former managing partner in the Indianapolis office of Deloitte & Touche, LLP, Mr. Becher recently completed a 26-year career with the company.

Charles E. Schalliol, Chairman of the Board, commented, “The entire Board of Directors is excited to be adding a Director with Mike Becher’s breadth of business experience and banking expertise to our already strong board.  I believe our shareholders and customers will be very enthusiastic about Mike joining us.”

Mr. Becher stated, “I am enthused about the company and the people both at the Bank and the Corporation.  I look forward to bringing my experience to help an Indiana-based community bank make a difference.”

In making the announcement, Michael C. Rechin, President and Chief Executive Officer stated, “First Merchants is truly fortunate to welcome a leader of Mike’s stature to our organization as a new Director. Mike’s financial expertise, experience in corporate governance, knowledge in marketplace activities and growth opportunities and his leadership qualities will provide us with excellent guidance as First Merchants grows as the premier community bank.”

During his career at Deloitte, Becher served as an audit partner for more than 25 years, serving public and private companies in industries such as financial services, retail, and manufacturing, as well as tax-exempt organizations.  He held global, national and regional leadership positions at Deloitte while serving local audit clients and overseeing significant growth as an Indianapolis marketplace leader.

Becher also serves locally on the Marian University Board of Trustees, the United Way of Central Indiana Board of Directors, the Kelly School of Business Dean’s Advisory Committee and the Crossroads of America Boy Scout Council Board of Directors.

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana.  The Corporation is comprised of First Merchants Bank, N.A., which also operates as Lafayette Bank & Trust, Commerce National Bank, First Merchants Trust Company.  First Merchants Corporation also operates First Merchants Insurance Group, a full-service property, casualty, personal lines, and healthcare insurance agency.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME.  Quotations are carried in daily newspapers and can also be found on the company’s Internet Web page (http://www.firstmerchants.com).

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